Exhibit 2.2

MUTUAL RESCISSION AGREEMENT AND GENERAL RELEASE

This Mutual Rescission Agreement and General Release (“Rescission Agreement”) is entered into as of March 19, 2014 (“Effective Date”) by and between Sollensys, Inc., a Nevada corporation (“Sollensys NV”), Sollensys Corporation, a South Korea corporation (“Sollensys KR”) and the Shareholders of Sollensys KR (“Shareholders”). The parties to this Rescission Agreement are sometimes individually referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A.
On September 30, 2012, Sollensys NV and Sollensys KR executed a Share Acquisition Agreement (“Share Agreement”) whereby Sollensys NV purchased approximately 93% of the outstanding common shares of Sollensys KR (the “KR Shares”), in consideration of the issuance of 200,000,002[ shares of common stock of Sollensys NV (the “NV Shares”). (The Share Agreement, the sale of the KR Shares and the issuance of NV Shares is collectively the “Transaction”);

C.
The Parties desire to rescind the Transaction and return the ownership of the NV Shares to Sollensys NV and the KR shares to the original Shareholders Sollensys KR, as if the Transaction never closed (the “Rescission”);

D.
The Parties desire to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Rescission Agreement; and

E.
The Parties desire that this Rescission Agreement lawfully: (i) rescinds the various business relationships between the Parties created by the Share Agreement; (ii) rescinds all agreements presently linking the Parties together as of the Effective Date; (iii) provide for an orderly and amicable separation of the Parties; and (iv) compromise and settle all disputes, if any, between the Parties.

RESCISSION AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this Agreement.

2.
Rescission of Transaction . The Parties hereby rescind all agreements entered into in connection with the Share Agreement. This rescission and termination includes, but is not limited to, the following agreements and related documents (collectively the “Transaction Documents”):

2.1 The Share Agreement;

2.2 Any other agreements between the Parties.

3.	Effectuation of the Rescission. The Rescission is effectuated through the following:

3.1
Exchange of NV Shares . All NV Shares owned by the Shareholders which are issued and outstanding immediately prior to the Effective Date shall be cancelled at the Effective Date, by virtue of this Rescission Agreement. All certificates of NV Shares delivered to the Shareholders shall be surrendered to Sollensys NV and cancelled. If no share certificate was delivered, the NV Shares owned by Shareholders shall be cancelled on the books of Sollensys as if never issued. As of the Effective Date, the Shareholders shall have no ownership interest whatsoever in the NV Shares or any shares of Sollensys NV.

3.2
Exchange of KR Shares . All KR Shares owned or controlled by Sollensys NV which are issued and outstanding immediately prior to the Effective Date shall be delivered to the Shareholders by virtue of this Rescission Agreement. As of the Effective Date, Sollensys NV shall have no ownership interest whatsoever in the KR Shares or any shares of Sollensys KR.

3.3
Closing. The closing of this transaction (the “Closing”) shall take place at a place and time mutually determined by the parties hereto, subject to compliance or waiver of the terms, conditions and contingencies contained in this Agreement and all required documents have been delivered. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Rescission as promptly.

4.
Shareholders and Sollensys KR Release. The Shareholders and Sollensys KR, and all of its or their affiliates, subsidiaries, officers, directors, attorneys, agents, employees, successors, or assigns, as applicable do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Sollensys NV, and any and all of its affiliates, subsidiaries, officers, directors, attorneys, agents, employees, successors, or assigns, as applicable (the “Sollensys NV Parties”), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Shareholder ever had, now have, or may have, against Sollensys NV Parties for, upon or by reason of the purchase of Sollensys KR Shares, with the exception of the rights and obligations of the Parties under this Agreement.

5.
Sollensys NV Release. The Sollensys NV Parties, and all of its or their affiliates, subsidiaries, officers, directors, attorneys, agents, employees, successors, or assigns, as applicable, do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Shareholders and Sollensys KR, and any and all of their or its affiliates, subsidiaries, officers, directors, attorneys, agents, employees, personal representatives, successors, or assigns, as applicable (collectively the “Sollensys KR Parties”), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Sollensys NV Parties ever had, now have, or may have, against the Sollensys KR Parties for, upon or by reason of the purchase of KR Shares, with the exception of the rights and obligations of the Parties under this Agreement.

SOLLENSYS CORPORATION, a Nevada corporation:

By: /s/ Frank Woo ________________________
Frank Woo, President & CEO, Director

SOLLENSYS CORPORATION, a South Korean corporation:

By: /s/ Frank Woo ________________________
Frank Woo, President & CEO, Director

SHAREHOLDERS OF SOLLENSYS CORPORATION, a South Korean corporation:

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